UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 10, 2009

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	0-296	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 10, 2009, the New Mexico Public Regulation Commission (the “NMPRC”) issued a final order (the “Order”) approving a proposed settlement with El Paso Electric Company (the “Company”) in the Company’s pending New Mexico rate case (Case No. 09-00171-UT).

The Order provides for an increase in New Mexico jurisdictional non-fuel and purchased power base rate revenues of $5.5 million. Under the Order, depreciation rates for the Palo Verde nuclear generating plant will be revised to reflect a 20-year life extension. Certain other depreciation rates for other plant in service will also be revised. The Order also provides for the continuation of the Company’s Fuel and Purchased Power Cost Adjustment Clause (the “FPPCAC”) without conditions or variance and establishes the base fuel factor at $0.04362 per kWh. In addition, the Order modifies the market pricing of capacity and energy provided by Palo Verde Unit 3 due to the termination of the SPS contract in September 2009. Palo Verde Unit 3 capacity and energy will be included in the FPPCAC based upon an existing purchased power contract with Credit Suisse Energy, LLC.

The Order also provides that the Company will pay the cost for a third party to conduct reviews of the prudence and reasonableness of the Company’s fuel and purchased power costs. The NMPRC imposed a similar condition on Public Service Company of New Mexico and Southwestern Public Service Company in recent rate cases. The Company expects to recover the cost of such reviews in future rate cases.

The NMPRC also announced that it will conduct an investigation into certain franchise fees paid by the Company to Dona Ana and Otero Counties in New Mexico.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Paso Electric Company

Dated: December 14, 2009	By:	/S/ DAVID G. CARPENTER
	Name:	David G. Carpenter
	Title:	Senior Vice President and Chief Financial Officer
(Duly Authorized Officer and Principal Financial Officer)

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